Exhibit 99.1

Federated Investors, Inc. to Acquire $17 billion in Money Market Assets from RidgeWorth Capital Management

(PITTSBURGH, Pa., July 16, 2010) — Federated Investors, Inc. (NYSE: FII), one of the nation’s largest investment managers, reached a definitive agreement with SunTrust Banks, Inc. to transition approximately $17 billion in money market assets to Federated. The assets are currently managed by SunTrust’s RidgeWorth Capital Management Inc. and its subsidiary StableRiver Capital Management LLC.

In connection with this business transaction, money market assets currently managed in nine RidgeWorth money market mutual funds will be transitioned into six existing Federated money market mutual funds with similar investment objectives. Certain assets maintained by SunTrust Bank in collective and common funds also will be transitioned to Federated money market mutual funds. The transaction is expected to occur through a series of closings by year-end.

“As a leading provider of liquidity management services, Federated regularly works with organizations of many types and sizes as they evaluate their cash management needs,” said J. Christopher Donahue, Federated’s president and chief executive officer. “The transition builds on Federated’s long-term relationship with SunTrust by providing current SunTrust clients access to Federated’s impressive breadth of products, experienced money managers, proven credit process and extensive customer-service capabilities.”

The board of directors of Federated Investors, Inc., has approved the transaction. The transition of assets from the RidgeWorth funds to the Federated funds is expected to be completed through various consent processes. The transaction is also subject to normal and customary approvals.

Federated Investors, Inc. is one of the largest investment managers in the United States, managing nearly $350 billion in assets as of March 31, 2010. With 137 funds and a variety of separately managed account options, Federated provides comprehensive investment management to nearly 5,300 institutions and intermediaries including corporations, government entities, insurance companies, foundations and endowments, banks and broker/dealers. For more information, visit FederatedInvestors.com.

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Certain statements in this press release, such as those related to the structure of the transaction and the closing dates of the transaction, constitute forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements of the company, or industry results, to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Other risks and uncertainties include the possibility that Federated does not successfully complete the acquisition or completes the transaction in a manner or timetable different from that described above, as well as the risk factors discussed in the company’s annual and quarterly reports as filed with the Securities and Exchange Commission. As a result, no assurance can be given as to future results, levels of activity, performance or achievements, and neither the company nor any other person assumes responsibility for the accuracy and completeness of such statements in the future.

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Meghan McAndrew 412-288-8103	Ed Costello 412-288-7538	Ray Hanley 412-288-1920